Exhibit 99.2

FINAL TRANSCRIPT

CCBN StreetEventsSM

CCBN StreetEvents Conference Call Transcript

NSDA—Q4 2003 Nassda Corporation Earnings Conference Call

Event Date/Time: Oct. 21, 2003 / 5:00PM ET

Event Duration: N/A

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NSDA—Q4 2003 Nassda Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

Sang Wang

Nassda Corporation—CEO

Tammy Liu

Nassda Corporation—CFO

CONFERENCE CALL PARTICIPANTS

Tim Fox

SG Cowen—Analyst

Richard Valera

Needham and Company—Analyst

PRESENTATION

Operator

Good day everyone and welcome to the Nassda Corporation Fourth Quarter 2003 Earnings Conference. Today’s conference is being recorded. Now for opening remarks and introductions, I would like to turn the call over to Ms. Tammy Liu, Chief Financial Officer for Nassda Corporation. Please go ahead ma’am.

Tammy Liu—Nassda Corporation—CFO

Thank you, Jason. Good afternoon ladies and gentlemen. Welcome to our earnings conference call for the quarter ended September 30th 2003, which was also our fourth quarter of fiscal 2003.

Before we start reviewing the results, I would like to give the following Safe Harbor regarding forward-looking statements. During the course of this conference call, we will make forward-looking statements. Those forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These forward-looking statements include but are not limited to statements with words like expect, anticipate, target to, plan to, continue to, may, potential, will, or the negative of those terms.

For a discussion of the relative risks, please refer to the risk factors section of our most recent SEC filings, our annual report on Form 10-K for the fiscal year ended September 30th 2002, and our quarterly report on Form 10-Q for the quarter ended June 30th 2003.

I will start reviewing the results for the quarter. Sang Wang, our Chief Executive Officer, will give you his views of the general economic environment, the status of our R&D efforts, and business outlook. Through today’s discussions, we will refer to the quarter ended September 30th 2003 as Q4 and June 30th 2003 as Q3 and so on.

We are happy to report that with some recovery in the economy and a traditionally strong Q4, we were able to meet all of our internal goals in bookings, revenue, and earnings. More importantly, we were able to increase our revenue visibility again.

Let’s start by providing you with an analysis of our bookings. Geographically and as a percent of total bookings for Q4, 72% was domestic, 6% Europe, 15% Japan, 7% rest of Asia. For the whole year of fiscal ‘03, 61% was domestic, 11% Europe, 17% Japan, and 11% rest of Asia.

We had a strong quarter domestically particularly in the West. We received two large three year TBL orders exceeding $1m each, one

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NSDA—Q4 2003 Nassda Corporation Earnings Conference Call

from the U.S. West and one from Japan. Additionally, we had one major TBL renewal and one major account perpetual license purchases which each exceeded more than $1m both in U.S West. Keeping in mind that we only book the first year of any multi year TBL contracts, together these four accounts accounted for 40% of our total bookings for Q4.

By license type and as a percent of total bookings for Q4, 27% was perpetual, 58% was TBL, 16% maintenance. For fiscal ‘03, 33% was perpetual, 46% TBL, and 21% for maintenance. As expected TBL bookings exceeded 50% for Q4 as we continued our efforts in building our long term visibility and increase penetration into major accounts. Together with maintenance, 73% of the bookings in Q4 were renewable business and 67% was in fiscal ‘03.

Revenues for Q4 was $8.4m, an increase of 12% from Q3. Each of the revenue categories increased. Of course, as the percentage of TBL bookings increased, our TBL revenues as percent of total revenue has also increased substantially. For fiscal 03, TBL accounted for 42% of our total revenue as compared to 28% for fiscal ‘02. Maintenance revenue increased due to a large retroactive maintenance renewal and we expect maintenance revenue to decrease to normal level in Q1 of fiscal ‘04.

Geographically, the distribution of revenue was as follows: for Q4, 55% domestic, 14% Europe, 20% for Japan, and 11% for rest of Asia. For fiscal ‘03 for the whole year, 60% of our revenue was from domestic, 13% from Europe, Japan was 16%, and rest of Asia was 11%. These percentages are consistent with our historical trends. Our Japanese distributor, Marubeni Solutions, accounted for 20% of our total revenue in Q4 and 16% in fiscal ‘03. No end user customer accounted for more than 10% of our total revenue in Q4. Broadcom accounted for 10.5% of total revenue in fiscal ‘03. No other customer accounted for more than 10.5% of our total revenue in fiscal ‘03. No other customers accounted for more than 10% of total revenue in fiscal ‘03.

Cost of goods sold includes third party OEM royalties and allocated AE support cost. Cost of goods sold decreased slightly primarily due to lower OEM royalties and was 3.8% of our total revenue, back to our normal historical trend due to higher revenue growth. As of September 30, 2003 our total headcount was 100, relatively unchanged throughout the organization.

Overall, operating expenses increased by a little over $500,000 from Q3 to Q4 due to higher legal expenses which was partially offset by lower sales and marketing expenses. R&D had a total headcount of 42 and expenses in absolute dollars also stayed relatively flat. However, as a percent of total revenue R&D expenses decreased to 23% in Q4 as compared to 26% in Q3 due to increase in revenue.

Sales and marketing expenses decreased in the absolute dollars, primarily due to lower expenses and decreased to 28% as a percent of total revenue from 35%. Headcount stayed flat at 47 at the end of quarter. G&A expenses increased substantially primarily due to higher litigation legal costs; and headcount remained at 11 as of the end of the quarter, unchanged from Q3. Even though legal expenses were higher than expected, we were able to offset that increase with additional revenue and achieved an operating income of 3% of total revenue in Q4 as compared to an operating loss of 2% in Q3.

GAAP net income was approximately 4% of total revenue, or a penny per diluted share, meeting external guidance with an effective tax rate of 30%.

Now for the balance sheet. Cash and short-term investments totaled approximately $92m and again increased in Q4 by $3.3m, primarily from net income, decrease in accounts receivable, and increases in accrued liabilities and employee stock purchase. DSO was only 20 due to increase in revenue visibility and also time-based licenses with quarterly payment terms which we invoice, collect, and recognize as revenue in the same quarter.

The total of accounts payable and accrued expenses increased in Q4 by approximately $900,000 due to increase in accruals. Deferred revenue has two parts now—short-term and long-term. In total, it stayed relatively flat at approximately $9.8m. I would like to reiterate that we expect deferred revenue to fluctuate from quarter-to-quarter depending on timing of—invoicing of time-based license and maintenance and their respective payment terms.

That concludes my comment about last quarter’s results. I will now turn over to Sang to give you his views of Q4. With respect to Sang’s comments regarding our outlook, I would like to reiterate my earlier Safe Harbor regarding our forward-looking statements about the uncertainties we face and about our ability to perform as we have anticipated. We also want to communicate our policy regarding forecast. In connection with the SEC rules on corporate disclosure Reg FD, we have established our procedures for publishing and updating our business outlook.

In addition to today’s discussion, we expect that during the first quarter of our fiscal ‘04, our corporate representatives will meet or discuss privately with investors, the media, investment analysts, and others. In these discussions, they may reiterate the business outlook discussed publicly during our quarterly earnings conference call, but we do not intend to give material guidance beyond that discussed in prior public statements.

Now I will turn it over to Sang.

Sang Wang—Nassda Corporation—CEO

Thank you, Tammy. Good afternoon, ladies and gentlemen. Thank you very much for joining our fourth quarter earning conference call this afternoon. We are very pleased to communicate that the Nassda team did an admirable job in Q4. In the quarter, we

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NSDA—Q4 2003 Nassda Corporation Earnings Conference Call

achieved the highest booking level among the fiscal year quarters. Even though Q4 was traditionally our strongest quarter in each fiscal year, it is still quite satisfactory to see that our team performed well and it delivered the target booking for the quarter.

As Tammy reported, we made 1 cent EPS on revenues of $8.4m, which was slightly higher than our guidance to The Street. More importantly, our business visibility improved due to a notable increase in the contribution of time-based licenses in our bookings. As Tammy pointed out, our TBL percentage for the September quarter bookings was 58%, the highest we have ever attained; for fiscal ‘03, 46% was TBL versus 37% for FY’02. We believe that this transition to a higher TBL level has increased our fiscal year ‘04 financial predictability.

Another positive financial development was that our total cash balance increased by over $3m to a total of $92m. In summary, Q4 bookings were strong. Our level of TBL booking grew disproportionately and we entered the fiscal year with cash of over $90m.

During Q4, we observed that overall market conditions continued to improve over previous quarters; more customers and prospects than those in previous quarters have some EDA budget and are willing to discuss business deals with us. Nevertheless, the business environment is minimizing cash outlay because of their cautious optimism about their own profitability, while good economic conditions slowly evolved. To receive our fair share of customers’ limited budget, we had to diligently improve our products, continue to execute our strategies, sharpen our business management and sales management, and to negotiate with more flexibility. And we believe that our team did an excellent job in accomplishing these tasks.

Included in our Q4 bookings were two greater than $1m orders from users. One was from the U.S. networking IC leader and the other the U.S. DRAM leader. We also received three large multi-year new TBL orders from two U.S. companies and one Japanese company. In addition, we added 10 new logos to our over 200 existing customers in Q4. Among them were the global CDMA leader and the Canadian worldwide communication IC leader. Our top 20 historical major accounts contributed close to 60% of our Q4 bookings.

Overall, we have established a balanced and a healthy account base, and we showed some good progress in penetrating these extensive customer base.

During the quarter, we saw increased bookings for our new products and options such as LEXSIM, CircuitCheck, co-simulation, and HANEX. Even though in total, such non-HSIM booking volumes remained relatively low at slightly over 5% in fiscal year ‘03, yet it is gaining some traction and moving in the right direction. We expect that these new products and options together will become a more significant contributor at 10-15% of our total booking for fiscal year ‘04.

An important market development for Nassda in Q4 was our increased penetrating into analog and mixed signal market. Compared to fiscal year ‘02, we saw an increase in our Q4 bookings from the analog, communications, LCD drivers, RF, and consumer products.

As you may know, more semiconductor chips today contain analog and mixed signal component in them. International Business Strategy Inc. predicted that 70% of all system on the chip will contain analog components in them by year 2006. Nassda’s capability to simulate analog and a mixed signal circuit accurately and efficiently will allow us to continue to grow with this expanding semiconductor market in fiscal year ‘04 and beyond.

Another clear trend observed was that design starts based on 130-nanometer and 90-nanometer technologies are both on the rise. TSMC claimed that their 130-nanometer customers had increased way above 200. Many of our major account users have also told us that they are already designing 90-nanometer circuits. Several Japanese semiconductor leaders are in the process of establishing their 90-nanometer fabs for volume production. These migration momentums into process technology or smaller feature size should open up more opportunities for Nassda.

By end of 2004, the production volume for these nanometer chips should increase significantly. We believe that our products provide the best solution for designers to address full-chip circuit verification, timing analysis, signal integrity, power leakage, and product reliability issues in order to achieve success with their 130-nanometer, 90-nanometer designs in the silicon.

During Q4, Nassda’s R&D team made good progress in several areas. First, we formerly released to general users Co-simulation capability option between HSIM and leading verilog simulator in July. Since then, we have received orders of this option from more than 10 customers.

Secondly, we integrated this Co-simulation option into the Analog Artist environment for allowing easy access to Nassda’s [co-sim] capability in this popular analog and mix signal design environment.

Thirdly, our hybrid timing analyzer HANEX was improved in three areas: timing checks in sequential circuits became more robust, analysis speed and the capacity was also increased, and clock propagating and timely verification became more robust and automated. These enhancements shall make HANEX more versatile in rendering hybrid timing analysis for high-speed custom digital circuit.

In the post-layout verification and analysis area, a Q4 benchmark using a production circuit demonstrated LEXSIM’s capacity to

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handle entire extracted 256 Mega byte graphic DRAM data with hundreds of millions of transistors in the parasitic element successfully. The results revealed powernet IR drop and current density problems, consistent with those observed in real silicon. An input processor was also developed which accepts flat netlist and parasitics extracted in SPICE format for analog and mixed-signal circuits. It broadens our tools’ ability to handle nonstandard extraction output formats typically for analog and mixed-signal designs.

In summary, our R&D team continues to develop, enhance and polish our products and make them more capable and easier to use. In fiscal year ‘04, we anticipate that we will focus on R&D efforts on our annual new version release of all of our products next spring. The expected new features and capabilities will be intended to address most of our customers and partners, new requirement suggested to us during the year.

The highlight of the marketing area in Q4 include building two partnership in EDA and IP industries. We joined Artisan’s EDAnet, IP partner program and Virage Logic’s “VIP” IP partner program. With Artisan partnership, we can now receive Artisan’s digital standard cells and other IP components to verify customers’ design in-house in Nassda. Because of that, we provide customers with an enhanced HANEX flow for designs containing customized version of these Artisan’s components. Similar benefits may come from the usage of the IP’s from Virage Logic’s VIP program.

Nassda also attended three conferences to showcase our products in the quarter. They were Cadence User group conference, Custom IC conference and Artisan AC-DC conference. On the advertisement side, our banner ad on EETimes, EEdesign and the Deepchip.com drove over 4,000 unique visitors to visit our website during last quarter.

Semiconductor industry seems to have gained some momentum during the September quarter. Quite a few major systems house and semiconductor companies, including Dell, Nokia, Intel, AMD, Linear Technology, Xilinx and Altera among others reported substantial revenue or profit increases. These non-negligible increases may signal that a global IT retooling is happening, even though the scale of this IT expansion is not quite certain as yet. Across Pacific, Japanese semiconductor industry is on the road to recovery as well. The heavy losses in previous quarters were noticeably reduced and then some companies have reported low level profit.

Now, at the onset of our new fiscal year, how can Nassda achieve our corporate goals in fiscal year ‘04? To get a right head start, we already held an annual sales, R&D and marketing conference early this month to set goals, make plans, and to formulate strategies for fiscal year ‘04. The conference went well and the communication among all staff was quite effective. We plan to increase our workforce moderately in some key departments to grow our business in fiscal year ‘04.

As we finished our fiscal year ‘03 on a high note and increased our backlog and the momentum, we can say sense the new energies and a strong commitment in the minds of our entire staff. With the company goal already set and the strategies in place, we should work diligently to execute our plans and achieve Nassda’s fiscal year ‘04 goals with confidence and determination.

Now, I would like to invite Tammy back to give you some guidance for this quarter and the fiscal year 2004. Tammy?

Tammy Liu—Nassda Corporation—CFO

Thank you, Sang. Before we open for questions, here is our guidance which has been included in our press release. We are happy to have achieved our goals in Q4 and the recovery seems to be slowly on its way. However, we believe our customers will continue to be cautious. Additionally, we do expect to continue to experience longer sell cycle, increased bookings in time based licenses, which do increase revenue visibility, but decreased revenue growth rates and flexible payment terms.

Based on those assumptions, we have provided the following guidance. The fiscal 2004 we expect total revenue of $39-40m, which is an increase of 11-15% year-to-year and fully diluted earnings per share of approximately 13-15 cents. The target time-based license order bookings as a percent of total bookings are between 60-70%. As a result, time-based license revenue as a percent of total revenue is expected to increase to between 50-60%.

We anticipate continuing to control operating expenses but making at the same time additional investments in our organization. As a result, we expect quarterly operating margins to vary from quarter-to-quarter and range between 6-16% during the fiscal 2004. For Q1 FY’04, we expect revenue of $8.8-9m with the fully diluted earnings per share of approximately 2 cents for the quarter ending December 31, 2003. We will keep our earnings release and earnings conference call replay available on our website until October 28, 2003.

Now we will open for questions and answers. Jason?

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NSDA—Q4 2003 Nassda Corporation Earnings Conference Call

QUESTION AND ANSWER

Operator

We’ll take the first question from Tim Fox with SG Cowen.

Tim Fox—SG Cowen—Analyst

Hi, thank you. Good afternoon.

Tammy Liu —Nassda Corporation—CFO

Hi Tim.

Tim Fox—SG Cowen—Analyst

Tammy, is there any risk to the time-based license amount that you’ve projected to next year of 60-70% given what we’ve heard recently from a number of industry participants where customers continue to push that number and given the fact that you are concentrating more and more on strategic accounts. How do you manage that target?

Tammy Liu—Nassda Corporation—CFO

I don’t think you can actually manage the mix as well as many people think we could. As a company, we have always tried to be flexible in accommodating whatever arrangements the customers are demanding for. The 60-70%, I don’t believe that a high risk — I mean last year we have had Q4 of 58%. I think the 60-70% is basically not including maintenance. So if you put another, let’s say 20% of maintenance, we’re only looking at the 10-20% perpetual licenses.

Sang Wang—Nassda Corporation—CEO

Tim, I think we just extrapolate from several quarters last quarter and anticipate that the trend will continue — so that expectation, Tammy guided now, in our mind is achievable.

Tim Fox—SG Cowen—Analyst

Very good. How have ASPs behaved in the past couple of quarters given that we have seen at least a moderate uptick in the environment; have you seen any stabilizing there? I know budgets are still tough, but how have ASPs performed?

Tammy Liu—Nassda Corporation—CFO

ASPs—what we have seen in the last couple of quarters continues to be under pressure because of couple of reasons; one is the budget and also because of the competitive environment. We are up against some of the biggest guys in our industry and therefore we do not have 20-30 different products to sell, and we have several products. So we have to be flexible in order to get our share of the budget.

Therefore, we are still under certain pressure on the ASPs; we continue to see it going down. However, on the other hand though, as we continue to penetrate major accounts, our number of licenses are increasing, which certainly offsets the current pressure that we get on the ASP side. So what we are looking for are actually looking in larger deals—as I have seen last quarter.

Sang Wang—Nassda Corporation—CEO

Like to echo for the number license increase, we’d like to mention that our total license number has passed 1,000 already so we are very pleased with that new milestone.

Tim Fox—SG Cowen—Analyst

Great. Just one clarification on the top ten accounts, did you say that 60% of bookings came from the top ten accounts?

Tammy Liu—Nassda Corporation—CFO

Approximately 60% from the top 20 customers.

Tim Fox—SG Cowen—Analyst

Top 20; thank you. Last question for you Tammy, what are you going to do with your 90 plus million in cash?

Tammy Liu—Nassda Corporation—CFO

I think we, we have always been keeping our eye out to look for potential either acquisitions or investment alternatives and we’ll continue to do that. It’s just that we are always looking for companies that make strategic sense technically from a knowledge point of view and we just have not been able to, I guess, find the right match and will continue to do that. Hopefully, we will be able to get something accomplished in fiscal ‘04.

Tim Fox—SG Cowen—Analyst

Okay and is there a buyback in place at this point?

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Tammy Liu—Nassda Corporation—CFO

There is a buyback program that’s in place that the Board had approved several quarters ago for up to $5m; we have not to date bought any shares back at all.

Tim Fox—SG Cowen—Analyst

Okay and I am wondering in some of your discussions with industry customers, has there been any discussion about R&D budget next year where directionally people may see those going and I guess more importantly whether in your opinion anyway EDA is going to increase in a similar fashion or take more of that budget?

Sang Wang—Nassda Corporation—CEO

Well as you know, EDAs typically lag 6 months on the semiconductor budget and my discussion with some customers shows moderate budget increase; not something say from 10-20%. So still on increase side but not very significant in the sense that they haven’t their business truly on a solid growth footing and can be very predictable that we’re getting stronger. Therefore, they wouldn’t let us know that—there is a rosy picture in front of us at all. We still have to do our best to get our share of the slightly increased budget among the customers.

Tim Fox—SG Cowen—Analyst

Okay, great. That’s all for me. Good quarter.

Tammy Liu—Nassda Corporation—CFO

Thanks, Tim.

Operator

The next question will come from Rich Valera with Needham & Co.

Richard Valera—Needham and Company—Analyst

Thank you good afternoon.

Tammy Liu—Nassda Corporation—CFO

Hi; good afternoon, Rich.

Richard Valera—Needham and Company—Analyst

Hi, Tammy. Just in terms of your guidance for next year. Just running through the numbers; it seems like you are maintaining, I guess, your level of G&A expense pretty high throughout the year. Is that right and why would we expect some sort of tail-off may be in the second half of the year if you could just comment on that?

Tammy Liu—Nassda Corporation—CFO

Sure, as we look at the progress of our litigations, I think, we were hoping for — as we have stated publicly that we may be hoping for going to trial sometime in the second half of next year. Therefore, at this point in time, I cannot assume that there is any benefit out of that. Therefore, in the model, as you have correctly stated, I have assumed a pretty stable G&A expenses. Until we actually get a firm date, I think to be on the conservative side, we should make those assumptions that those expenses are going to be there for the whole year of fiscal ‘04.

Richard Valera—Needham and Company—Analyst

Fair enough and you’ve talked about pricing, Sang can you just give us an update in terms of head-to-head competitions in particular, maybe if the new products are giving you some advantage in head-to-head competition and just how that is shaking out over the last quarter?

Sang Wang—Nassda Corporation—CEO

Okay, I believe our new products don’t have very strong competition from the major competitors, because like I mentioned LEXSIM can handle such huge post layouts [inaudible] that are no other competitor tools came even close. So the new high-speed digital products we have also contain some new technology in that we haven’t heard that competitors have similar capability they feel.

Nonetheless, in our new products, the sale hasn’t been booming, so we anticipate maybe in second half on the new fiscal year they will. And among the accounts there are certainly the big guys, as you know, using the all you can eat kind of remix of lot of products type of deal to push for acceptance for our competing products in there. But even with that low cost competing products, many of our major accounts still use our products and increase usage of our products, because we do [inaudible] and while the competing products are not being able to handle say analog or big memory or a mix signal SoC. So we sense the pressure there, but we still perform very strongly against the competition in the field.

Richard Valera—Needham and Company—Analyst

Great. Thank you. And just one more, Tammy you mentioned maintenance was unusually high in this quarter?

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Tammy Liu—Nassda Corporation—CFO

Right.

Richard Valera—Needham and Company—Analyst

And should return to a normalized level in the first quarter. And that’s slightly higher than maybe the third quarter of this past year?

Tammy Liu—Nassda Corporation—CFO

Yes I would anticipate—normally, you will see sequential growth on our maintenance and at this time it’s just substantially higher. So I would expect it to be a little higher than what we saw in Q3 last year. So Q3 last year was similarly in a little over $2m, so I expect somewhere between that $2.5m and $2m.

Richard Valera—Needham and Company—Analyst

Great. That’s prefect. Thank you.

Tammy Liu—Nassda Corporation—CFO

You are welcome.

Operator

Ms. Liu, there are no further questions. I’ll turn the conference back over to you for any concluding or further comments.

Tammy Liu—Nassda Corporation—CFO

All right, great. Thank you for everyone for participating in our earnings conference call and if there are any questions, Sang and I both will be available. Thank you again.

Sang Wang—Nassda Corporation—CEO

Thank you very much.

Operator

Once again, this does conclude today’s program. Thank you everyone for joining us today.

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